UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kalich, Ronald B.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  Common Stock, $.01 par va|      |    | |                  |   |           |10,000             |D     |                           |
lue                        |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Stock Options (Right|$18.25  |     |    | |           |   |(1)  |8/26/|Common Stock|       |       |1,700       |D  |            |
 to Buy)              |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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  Stock Options (Right|$28.875 |     |    | |           |   |(1)  |7/31/|Common Stock|       |       |2,000       |D  |            |
 to Buy)              |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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  Stock Options (Right|$21.5312|     |    | |           |   |(1)  |7/31/|Common Stock|       |       |2,000       |D  |            |
 to Buy)              |5       |     |    | |           |   |     |08   |            |       |       |            |   |            |
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  Stock Options (Right|$13.9375|7/31/|A   | |3,400      |A  |(2)  |7/31/|Common Stock|       |       |3,400       |D  |            |
 to Buy)              |        |99   |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  All options are currently vested and
exercisable.
(2) Options vest and become exercisable as of July 31, 2000, with the condition that the Reporting Person continues as a director of the Company on that date.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signatures obtained by Company
DATE
August 10, 1999